Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION BANK REPORTS 2022 FOURTH QUARTER AND FULL-YEAR RESULTS AND DECLARES SERIES F PREFERRED STOCK DIVIDEND

SALT LAKE CITY, UT – January 30, 2023 – Medallion Bank (Nasdaq: MBNKP, the “Bank”), an FDIC-insured bank providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech strategic partners, announced today its results for the quarter and year ended December 31, 2022. The Bank is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

2022 Fourth Quarter Highlights

•	Net income of $19.7 million, compared to net income of $19.0 million in the prior year quarter.

•	Net interest income of $44.4 million with a net interest margin of 9.2%, compared to $37.3 million and 9.9% in the prior year quarter.

•	Provision for loan losses was $8.4 million, compared to $1.6 million in the prior year quarter.

•	Annualized net charge-offs were 1.7% of average loans outstanding, compared to 0.3% in the prior year quarter.

2022 Full-Year Highlights

•	Record net income of $74.6 million, compared to net income of $70.0 million in 2021.

•	Net interest income of $164.6 million with a net interest margin of 9.4%, compared to $136.8 million and 10.0% in 2021.

•	ROA and ROE were 4.2% and 26.5%, respectively, for the year ended December 31, 2022, compared to 5.0% and 29.1% for the prior year.

•	Provision for loan losses was $24.7 million, compared to $3.7 million in 2021.

•	Net charge-offs were 1.0% of average loans outstanding, compared to 1.2% in 2021.

•	The total loan portfolio grew 28.8% to $1.8 billion during the year.

•	Total assets were $2.0 billion, total capital was $306.7 million, and the Tier 1 leverage ratio was 16.2% at December 31, 2022.

Donald Poulton, President and Chief Executive Officer of Medallion Bank, stated, “We had another tremendous year. We closed out 2022 with record annual net income driven by growth in our recreation and home improvement lending segments. In the fourth quarter, net income was a record high even with recreation loan demand and loan loss provisions continuing to move toward historical levels. We believe our culture, our team, and our superior customer service model have positioned us well for the coming year.”

Recreation Lending Segment

•	The Bank’s recreation loan portfolio grew 22.6% to $1.2 billion as of December 31, 2022, compared to $965.3 million at December 31, 2021.

•	Net interest income was $33.4 million, compared to $28.7 million in the prior year quarter.

•	Recreation loans were 64.9% of loans receivable as of December 31, 2022, compared to 68.2% at December 31, 2021.

•	The quarterly provision for recreation loan losses was $7.3 million, compared to $2.1 million in the prior year quarter.

•	Annualized net charge-offs were 2.4% of average recreation loans outstanding, compared to 1.0% in the prior year quarter.

Home Improvement Lending Segment

•	The Bank’s home improvement loan portfolio grew 43.4% to $626.4 million as of December 31, 2022, compared to $436.9 million at December 31, 2021.

•	Net interest income was $10.5 million, compared to $8.5 million in the prior year quarter.

•	Home improvement loans were 34.4% of loans receivable as of December 31, 2022, compared to 30.9% at December 31, 2021.

•	The provision for home improvement loan losses was $2.7 million, compared to $1.2 million in the prior year quarter.

•	Annualized net charge-offs were 1.1% of average home improvement loans outstanding, compared to annualized net charge-offs of 0.4% in the prior year quarter.

Current Expected Credit Loss Adoption on January 1

On January 1, 2023, we formally adopted the Current Expected Credit Loss accounting standard (Topic 326), otherwise known as CECL. Our preliminary calculation of the CECL transition amount on that date was a $11.6 million increase in our allowance for loan losses, or allowance for credit losses as it is called under CECL. This was an increase in the combined recreation and home improvement loan allowance of approximately 22%, and was recorded in retained earnings with no impact on net income. The medallion loan allowance was not affected. With the adoption of CECL, we expect that there will be earlier recognition of credit losses, including a near-term effect of larger loan loss provisions compared to the incurred losses accounting standard.

Series F Preferred Stock Dividend

On January 26, 2023, the Bank’s Board of Directors declared a quarterly cash dividend of $0.50 per share on the Bank’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F, which trades on the Nasdaq Capital Market under the ticker symbol “MBNKP.” The dividend is payable on April 3, 2023, to holders of record at the close of business on March 15, 2023.

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About Medallion Bank

Medallion Bank specializes in providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech strategic partners. The Bank works directly with thousands of dealers, contractors and financial service providers serving their customers throughout the United States. Medallion Bank is a Utah-chartered, FDIC-insured industrial bank headquartered in Salt Lake City and is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

For more information, visit www.medallionbank.com

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, returns and growth. These statements are often, but not always, made through the use of words or phrases such as “will” or “expect,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature, such as “continuing.” These statements relate to our future earnings, returns, capital levels, growth prospects, asset quality and pursuit and execution of our strategy. Medallion Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. For a description of certain risks to which Medallion Bank is or may be subject, please refer to the factors discussed under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in Medallion Bank’s Form 10-K for the year ended December 31, 2021, and in its Quarterly Reports on Form 10-Q, filed with the FDIC. Medallion Bank’s Form 10-K, Form 10-Qs and other FDIC filings are available in the Investor Relations section of Medallion Bank’s website. In addition, Medallion Bank’s financial results for any period are not necessarily indicative of Medallion Financial Corp.’s results for the same period.

Statements about Medallion Bank’s preliminary calculations relating to the impact of adopting CECL consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as Medallion Bank completes its financial statements for the first quarter of 2023.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION BANK

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended December 31,		For the Years Ended December 31,
(In thousands)	2022	2021	2022	2021
Total interest income	$51,774	$41,436	$187,272	$154,310
Total interest expense	7,361	4,178	22,667	17,544

Net interest income	44,413	37,258	164,605	136,766
Provision for loan losses	8,409	1,578	24,709	3,746

Net interest income after provision for loan losses	36,004	35,680	139,896	133,020

Other income (loss)
Write-downs of loan collateral in process of foreclosure and other assets	(49)	(140)	(582)	(2,990)
Other non-interest income	280	386	1,237	1,144

Total other income (loss)	231	246	655	(1,846)

Non-interest expense
Salaries and benefits	4,430	3,838	15,086	12,237
Loan servicing	2,571	2,756	10,843	10,692
Collection costs	1,445	1,305	5,385	4,775
Regulatory fees	797	489	2,418	1,872
Professional fees	446	366	1,754	1,695
Occupancy and equipment	209	217	793	789
Other	1,154	872	4,248	3,552

Total non-interest expense	11,052	9,843	40,527	35,612

Income before income taxes	25,183	26,083	100,024	95,562
Provision for income taxes	5,460	7,071	25,386	25,563

Net income	$19,723	$19,012	$74,638	$69,999

MEDALLION BANK

BALANCE SHEETS

(UNAUDITED)

(In thousands)	December 31, 2022	December 31, 2021
Assets
Cash and federal funds sold	$74,078	$61,402
Investment securities, available-for-sale	48,492	44,772
Loans, inclusive of net deferred loan acquisition costs	1,822,737	1,415,415
Allowance for loan losses	(61,630)	(53,384)

Loans, net	1,761,107	1,362,031
Loan collateral in process of foreclosure	10,381	21,438
Fixed assets and right-of-use lease assets, net	6,600	4,230
Deferred tax assets	9,241	7,576
Accrued interest receivable and other assets	40,928	37,786

Total assets	$1,950,827	$1,539,235

Liabilities and Shareholders’ Equity
Liabilities
Deposits and other funds borrowed	$1,607,110	$1,250,880
Accrued interest payable	2,422	1,228
Income tax payable	23,165	16,104
Other liabilities	10,613	7,670
Due to affiliates	862	906

Total liabilities	1,644,172	1,276,788

Total shareholders’ equity	306,655	262,447

Total liabilities and shareholders’ equity	$1,950,827	$1,539,235

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